Exhibit 99.5

Consent of Person Named as about to Become a Director

January 11, 2018

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of CB Financial Services, Inc. and all amendments thereto (the “Registration Statement”) and any related prospectus (including any amendments or supplements thereto) filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of CB Financial Services, Inc. upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ William G. Petroplus
William G. Petroplus